As filed with the Securities and Exchange Commission on May 18, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DIGITAL BRANDS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	46-1942864 (I.R.S. Employer Identification No.)

1400 Lavaca Street

Austin, TX 78701

(Address of principal executive offices)

(209) 651-0172

(Registrant’s telephone number, including area code)

Denim.LA, Inc. 2013 Stock Plan

Digital Brands Group, Inc. 2020 Omnibus Incentive Plan

(Full title of the plan)

John Hilburn Davis IV	Copy to:
Chief Executive Officer	Thomas J. Poletti, Esq.
1400 Lavaca Street	Manatt, Phelps & Phillips, LLP
Austin, TX 78701	695 Town Center Drive, 14th Floor
(209) 651-0172	Costa Mesa, CA 92626
(Name, address and telephone number of agent	Email: tpoletti@manatt.com
for service)	Telephone: (714) 371-2501

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Denim.LA, Inc. 2013 Stock Plan
Common Stock, par value $0.0001 per share	1,163,103	(2)	$2.39	(6)	$2,779,816.17	$303.28
Digital Brands Group, Inc. 2020 Omnibus Plan
Common Stock, par value $0.0001 per share	2,712,000	(3)	$4.15	(6)	$11,254,800	$1,227.90
Common Stock, par value $0.0001 per share	588,000	(4)	$4.15	(7)	$2,940,000.00	$266.23
Total	4,463,103				$16,474,816.17	$1,797.40

(1)	This Registration Statement covers, in addition to the number of shares of the Registrant’s common stock (“Common Stock”) stated above, such indeterminate number of any additional shares of Common Stock that may become issuable under the Denim.LA, Inc. 2013 Stock Plan (the “2013 Plan”) and Digital Brands Group, Inc. 2020 Omnibus Plan (the “2020 Plan”), by reason of any stock split, stock dividend or similar transaction pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Represents shares of Common Stock underlying outstanding stock options that were granted pursuant to the 2013 Plan.

(3)	Represents shares of Common Stock underlying outstanding stock options that were granted pursuant to the 2020 Plan.

(4)	Represents shares of Common Stock reserved for future issuance pursuant to the 2020 Plan.

(6)	Determined pursuant to Rule 457(h)(1) of the Securities Act upon the weighted average exercise price of the stock options.

(7)	Determined pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act, solely for the purpose of calculating the registration fee, which is based upon the initial public offering price of the Registrant’s Common Stock set forth on the cover page of the Registrant’s prospectus dated May 17, 2021 relating to its initial public offering.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and in “Item 2. Registrant Information and Employee Plan Annual information” of Form S-8 will be sent or given to participants in the Denim.LA, Inc. 2013 Stock Plan (the “2013 Plan”) and Digital Brands Group, Inc. 2020 Omnibus Plan (the “2020 Plan” and together with the 2013 Plan, the “Stock Plans”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed by it with the SEC:

(a)	The prospectus filed by the Registrant pursuant to Rule 424(b)(4) of the Securities Act with the SEC on May 17, 2021 relating to the registration statement on Form S-1, as amended (File No. 333-255193), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 , as amended (the “Exchange Act”) since the end of the year covered by the latest prospectus filed by the Company referred in (a) above; and

(c)	The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A (File No. 001-40400) filed with the SEC under Section 12(b) of the Exchange Act on May 10, 2021, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware.

The Registrant is governed by the Delaware General Corporation Law, as the same exists or may hereafter be amended (the General Corporation Law”). Section 145 of the General Corporation Law (“Section 145”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnification may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Section 145 also provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

The Registrant’s Six Amended and Restated Certificate of Incorporation provides that the Registrant may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Registrant or any predecessor of the Registrant, or serves or served at any other corporation, partnership, joint venture, trust or other enterprise as a director, officer, employee or agent at the request of the Registrant or any predecessor of the Registrant.

The Registrant’s Amended and Restated Bylaws provide for mandatory indemnification of directors and officers (and permit the Registrant to indemnify non-officer employees and agents at its option) to the fullest extent permitted by General Corporation Law against all expense, liability and loss including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlements, provided that the Registrant shall not be required to indemnify in connection with a proceeding initiated by such indemnitee unless the proceeding in which indemnification is sought was authorized in advance by the Registrant’s board of directors.

The Registrant’s Six Amended and Restated Certificate of Incorporation eliminates the liability of a director of the registrant to the fullest extent under applicable law. Pursuant to Section 102(b)(7) of the General Corporation Law, a corporation may eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,(iii) under Section 174 of the General Corporation Law, or (iv) from any transaction from which the director derived an improper personal benefit.

Indemnification Agreements

The Registrant has entered into agreements with its directors and executive officers providing indemnification of such directors and executive officers by the Registrant to the fullest extent permitted by law, subject to certain limited exceptions. These agreements provide that the Registrant will indemnify each of our directors, certain of our executive officers and, at time, their affiliates to the fullest extent permitted by Delaware law. The Registrant will advance expenses, including attorney’s fees (but excluding judgments, fines, ERISA excise taxes and penalties and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer on behalf of the Registrant or in furtherance of the Registrant’s rights. Additionally, certain of our directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, the Registrant has agreed in the indemnification agreements that our obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

Directors’ and Officers’ Liability Insurance

The Registrant’s directors and executive officers are covered by insurance maintained by the Registrant against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Item 7.   Exemption From Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Exhibit Number	Description
4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Registrant’s registration statement on Form S-1 filed April 13, 2021)

5.1	Opinion of Manatt, Phelps & Phillips LLP

23.1	Consent of Manatt, Phelps & Phillips, LLP (contained in Exhibit 5.1)

23.2	Consent of dbbmckennon for Digital Brands Group, Inc.

23.3	Consent of dbbmckennon for Harper & Jones LLC

23.4	Consent of dbbmckennon for Bailey 44, LLC

23.5	Consent of Moss Adams LLP

24.1	Power of Attorney (contained on signature page hereto)

99.1	Digital Brands Group, Inc. 2020 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.6 of the Registrant’s registration statement on Form S-1 originally filed with the Commission on April 13, 2021, and all amendments filed thereto)

99.2	Denim.LA, Inc. 2013 Stock Plan (incorporated by reference to Exhibit 10.7 of the Registrant’s registration statement on Form S-1 originally filed with the Commission on April 13, 2021, and all amendments filed thereto)

99.3	Form of Notice of Stock Option Grant

99.4	Form of Restricted Stock Award Agreement

99.5	Form of Restricted Stock Unit Award Agreement

Item 9.	Undertakings

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on May 18, 2021.

DIGITAL BRANDS GROUP, INC.

By:	/s/ John Hilburn Davis IV
Name: John Hilburn Davis IV
Title: President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Digital Brands Group, Inc., do hereby constitute and appoint John Hilburn Davis IV and Reid Yeoman, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ John Hilburn Davis IV
John Hilburn Davis IV	President, Chief Executive Officer and Chairman	May 18, 2021

/s/ Reid Yeoman
Reid Yeoman	Chief Financial Officer	May 18, 2021

/s/ Laura Dowling
Laura Dowling	Chief Marketing Officer	May 18, 2021

/s/ Mark T. Lynn
Mark T. Lynn	Director	May 18, 2021

/s/ Trevor Pettennude
Trevor Pettennude	Director	May 18, 2021

/s/ Jameeka Green Aaron
Jameeka Green Aaron	Director	May 18, 2021

/s/ Moise Emquies
Moise Emquies	Director	May 18, 2021